EXHIBIT 10.6

CONFIDENTIAL

April 30, 2001

C. Thomas Murrell, III
10946 Allenhurst Blvd., East
Cincinnati, OH 45241

Dear Mr. Murrell:

     You are employed by First Financial Bancorp (“FFBC”) in a key executive position. Continuity of the management of FFBC and its affiliate banks is a critical factor in the continued success of FFBC. The Board of Directors of FFBC believes it is in the best interest of FFBC to encourage the continued effort and dedication of key members of management to their assigned duties.

     In consideration of the mutual promises contained in this letter, FFBC shall provide to you, and you shall receive from FFBC, the benefits set forth in this letter (“Agreement”), if your employment with FFBC is terminated during the term of this Agreement.

1.	Purpose.

This Agreement establishes certain basic terms and conditions relating to your employment with FFBC, and special arrangements and dispute resolution proceedings relating to the termination of your employment for any reason other than: (i) your retirement; (ii) your becoming totally and permanently disabled under the FFBC long-term disability plan or policy; or (iii) your death. This Agreement supersedes all prior agreements with FFBC and any of its affiliate banks or any predecessor businesses, except the Confidentiality Agreement concurrently entered, or previously entered, between you and FFBC, and the special severance benefits provided under this Agreement are to be provided instead of any other severance arrangements offered by FFBC. Notwithstanding the foregoing, neither your termination of employment nor anything contained in this Agreement shall have any adverse effect upon your rights under any tax-qualified “pension benefit plan,” as such term is defined in the Employee

C. Thomas Murrell, III
April 30, 2001

Retirement Income Security Act of 1974, as amended (“ERISA”); or under any “welfare benefit plan” as defined in ERISA, including by way of illustration and not limitation, any medical surgical or hospitalization benefit coverage or long-term disability benefit coverage; or under any non-qualified deferred compensation arrangement, including by way of illustration and not limitation, any stock incentive plan or non-qualified pension plan; or under the FFBC Performance Incentive Plan for any completed plan year.

2.	Employment.

FFBC agrees that, during the term of this Agreement, you will be employed with FFBC, in the position of Senior Vice President and Chief Lending Officer or in a position that is comparable in compensation, responsibility and stature and for which you are suited by education and background and that:

(a)	you are, and will continue to be, eligible to participate in any employee benefit plan of FFBC in accordance with its terms; and

(b)	you will be entitled to the same treatment under any generally applicable employment policy or practice as any other member of Executive Management Group whose position in the organization is comparable to yours.

Those plans, policies and practices that generally apply to other members of the Executive Management Group will be referred to in this Agreement as your “Employment Benefits.” Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other members of the Executive Management Group.

3.	Term of Agreement.

This Agreement shall become effective on the date of this Agreement (“Commencement Date”) and shall continue in effect through the earlier of (i) the first anniversary of the Commencement Date; (ii) the date of your retirement, death or total and permanent disability; or (iii) the completion of full payment of all benefits promised hereunder. Absent your death, total and permanent disability or retirement, this Agreement shall be renewed for a one-(1) year term on the first anniversary of the Commencement Date and a term of a minimum of two (2) years (with a provision of severance pay of two (2) years) on the second anniversary of the Commencement Date unless written notice to the contrary is given by you or by FFBC at least six (6) months prior to the expiration of the term, including any extension thereof.

C. Thomas Murrell, III
April 30, 2001

4.	Termination of Employment.

Your employment may be terminated in accordance with any of the following paragraphs:

(a)	Involuntary Termination. FFBC may terminate your employment without cause. Upon your date of termination without cause, you shall be entitled to those benefits provided under Section 5, provided you give FFBC the release and covenant not to sue described in Section 5.

(b)	Involuntary Termination for Cause. FFBC may terminate your employment for “Cause” with written notice setting forth the Cause for termination. “Cause” means a willful engaging in gross misconduct materially and demonstrably injurious to FFBC. “Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of FFBC. Upon your date of termination for Cause, you shall only be entitled to those benefits provided under Section 6.

(c)	Voluntary Termination. You may voluntarily terminate your employment. In such an event, you shall only be entitled to those benefits provided under Section 6.

(d)	Voluntary Termination for Good Reason. You may terminate your employment by notice setting forth a Good Reason for termination if the notice is delivered to FFBC within thirty (30) days following the occurrence of any “Good Reason.” “Good Reason” means a (i) which is not comparable to your present position in compensation, responsibility or status the duties of your position, or the transfer to a new position, in violation of Section 2; (ii) substantial alteration in the nature or status of your responsibilities in violation of Section 2; (iii) reduction in your base salary; (iv) refusal by FFBC, or its successor, to renew the term of this Agreement for any reason, prior to your reaching your normal retirement date under the FFBC Pension Benefit Plan; or (v) changes in your Employment Benefits in violation of Section 2. Upon the date of your voluntary termination for Good Reason, you shall be entitled to those benefits provided under Section 5, provided you give FFBC the release and covenant not to sue described in Section 5.

5.	Special Severance Benefits.

If your employment with FFBC is involuntarily terminated in accordance with Section 4(a) or you voluntarily terminate your employment for Good Reason in accordance with Section 4(d) and you provide FFBC with a separate, written release and covenant not to sue (on a form provided by and satisfactory to FFBC) which releases FFBC from all claims arising from your employment and termination of your employment, and you do

C. Thomas Murrell, III
April 30, 2001

not revoke this release and covenant not to sue, then you shall receive the following benefits, less any applicable withholding required for federal, state or local taxes:

(a)	your base salary shall be continued in effect for a period of twelve (12) months from your date of termination (hereinafter called your “Severance Pay Period”);

(b)	if, prior to your date of termination, you have participated in the FFBC Performance Incentive Plan for a complete calendar year, you will receive an incentive compensation payment within thirty (30) days of your date of termination in one lump-sum in an amount equal to 1.0 times the percentage of the incentive payment made or required to be made for the calendar year pursuant to the Performance Incentive Plan immediately preceding the calendar year in which your date of termination occurs;

(c)	your Employment Benefits shall be continued during your Severance Pay Period, subject to the right of FFBC to make any changes to your Employment Benefits permitted in accordance with Section 2; provided, however, that you shall not:

(i)	accumulate vacation pay for periods after your last day of active employment;

(ii)	first qualify for long-term disability benefits or sickness and accident plan benefits by reason of an illness, accident or disability occurring, or a sickness or illness first manifesting itself, after your last day of active employment;

(iii)	be eligible to continue to make contributions to any Internal Revenue Code § 401(k) plan maintained by FFBC or qualify for a share of any employer contribution made to any tax-qualified defined contribution plan;

(iv)	be eligible to accumulate service for pension plan purposes; or

(v)	retain possession of any motor vehicle provided to you by FFBC.

(d)	you shall qualify for full COBRA health benefit continuation coverage upon the expiration of your Severance Pay Period;

(e)	you shall be entitled to full executive outplacement assistance with an agency selected by FFBC with the fee paid by FFBC in an amount not to exceed five percent (5%) of your annual base salary.

C. Thomas Murrell, III
April 30, 2001

The release and covenant not to sue which you agree to provide prior to the receipt of special severance benefits under this Section 5 of this Agreement shall comply with the requirements of the Older Workers Benefit Protection Act and applicable state and federal laws and regulations. If you do not provide FFBC with such a written release and covenant not to sue, any claims concerning this Agreement or otherwise arising from your employment with FFBC, or its affiliate banks, shall be subject to final and binding arbitration as described in Section 7.

6.	Benefits Upon Voluntary Termination or Termination for Cause.

Upon your date of termination for Cause in accordance with Section 4(b) or your Voluntary date of termination in accordance with Section 4(c), all special severance benefits under this Agreement will be void. In such an event, you shall be eligible for any benefits provided in accordance with the plans and practices of FFBC that are applicable to employees generally.

7.	Arbitration.

Any dispute under this Agreement, and any claims of wrongful or discriminatory termination based on any state or federal statute, tort, public policy, contract or promissory estoppel theory, including any dispute as to the cause or reason for termination, shall be submitted to final and binding arbitration, subject to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, effective June 1, 1997, as amended from time to time, except as hereinafter provided:

(a)	FFBC shall pay the arbitrator’s fee and a court reporter’s attendance fee;

(b)	Each party shall bear the cost of its own attorney’s fees. However, if you prevail in a challenge to FFBC’s determination as to cause for your termination or if you prevail on any claim that you were discriminated against in violation of any federal law or statute, you shall be reimbursed by FFBC for the filing fee and any reasonable costs or expenses incurred in such a challenge, including reasonable attorney’s fees;

(c)	The arbitration hearing shall be held in Hamilton, Ohio, unless the parties mutually agree to another location;

(d)	Each party shall exchange documents to be utilized as exhibits in the arbitration hearing and each party shall be limited to two (2) pre-hearing depositions of two (2) hours each, unless the arbitrator orders additional discovery;

C. Thomas Murrell, III
April 30, 2001

(e)	The arbitrator shall be appointed in accordance with Rule 12 of the above-referenced Rules of the American Arbitration Association as in effect from time to time, except that if, for any reason, an arbitrator cannot be selected by the process described in Rule 12, subparts (i) through (iii), the American Arbitration Association shall submit the names of seven (7) additional arbitrators from its Roster and the parties shall select the arbitrator by alternately striking names with the party requesting arbitration first striking; and

(f)	Either party shall be entitled to an injunction or other appropriate equitable relief to enforce the arbitration provisions of this Agreement and FFBC shall be entitled to an injunction to prevent any breach, pending arbitration, of the Confidentiality Agreement described below in paragraph 8 or the Covenant Not to Compete described below in paragraph 10.

It is the intention of the parties to avoid litigation in any court of all claims concerning this Agreement, or otherwise arising from your employment with FFBC, and that all such claims will be subject to this arbitration agreement. Neither party shall commence or pursue any litigation on any claim that is or was the subject of arbitration under this Agreement. Each party agrees that this agreement to arbitrate and the arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § I, et seq. (“FAA”). If the FAA is held not to apply for any reason and the law of the state in which you are employed recognizes the enforceability of this Agreement and the arbitration award, then this Agreement and the arbitration award are enforceable under the laws of the state in which you are employed. Both parties consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction. The acceptance of any benefit under this Agreement shall be deemed ratification of this agreement to arbitrate claims. In the event you breach this Agreement by filing a lawsuit, at the time your lawsuit is filed, you will return any Special Severance Benefits paid to you and be subject to injunctive relief enforcing this Agreement.

8.	Confidentiality.

You will not disclose to any person or use for the benefit of yourself or any other person any confidential or proprietary information of FFBC without the prior written consent of the Chief Executive Officer of FFBC. Upon your termination of employment, you will return to FFBC all written or electronically stored memoranda, notes, plans, customer lists, records, reports or other documents of any kind or description (including all copies in any form whatsoever) relating to the business of FFBC and fully comply with any separate confidentiality agreement to which you and FFBC are parties.

C. Thomas Murrell, III
April 30, 2001

9.	Conflicts of Interest.

You agree for so long as you are employed by FFBC to avoid dealings and situations that would create the potential for a conflict of interest with FFBC. In this regard, you agree to comply with the FFBC policy regarding conflicts of interest and all applicable state or federal regulations concerning conflicts of interest applicable to commercial bank or savings bank officers.

10.	Covenant Not to Compete.

During the term of your employment, and for a period of six (6) months following the termination of your employment for any reason other than as set forth in Section 4(b), you agree not to be employed by, serve as officer or director of, consultant to or advisor to any business that engages either directly or indirectly in commercial banking, savings banking or mortgage lending in the geographic area of Ohio, Indiana, Michigan or Kentucky or which is reasonably likely to engage in such businesses in the same geographic area during the six (6) month period following your termination of employment.

11.	Notice.

Notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, in a properly addressed envelope. Notices to FFBC shall be addressed to the Chief Executive Officer.

12.	Modification; Waiver; Successors.

No provision of this Agreement may be waived, modified or discharged except pursuant to a written instrument signed by you and the Chief Executive Officer of FFBC. This Agreement is binding upon any successor to all or substantially all of the business or assets of FFBC.

13.	Validity; Counterparts.

This Agreement shall be governed by and construed under the law of the State of Ohio. The validity or unenforceability of any provision hereof shall not affect the validity or

C. Thomas Murrell, III
April 30, 2001

enforceability of any other provision hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Sincerely yours,

FIRST FINANCIAL BANCORP

By:

ACCEPTED AND AGREED TO THIS DAY OF APRIL, 2001.

C. Thomas Murrell, III